Exhibit 99.1

Ironclad Performance Wear Reports Second Quarter 7% Sales Increase and

40% Improvement in Net Loss From Prior Year

FARMERS BRANCH, TX – August 10, 2015 – Ironclad Performance Wear Corporation (ICPW:QB), the recognized leader in high-performance task-specific work gloves, reported financial results for the second quarter and year to date ended June 30, 2015.

The Company reported increased Net Sales for the quarter of $5.2 million, a 7% increase from $4.8 million in the second quarter of 2014, on stronger sales from international, private label and retail accounts.

Gross Profit dollars increased 7% to $1.8 million, or 34.4% of Net Sales, compared to $1.7 million, or 34.4% of Net Sales, in the second quarter of 2014 due primarily to higher revenues.  Gross margin for the year-to-date period is improved by 4.8% from the same period in the prior year.

Operating Expenses were consistent year-over-year at $1.9 million for the quarters. Q2 2015 operating expenses represented 37.2% of Net Sales as compared to 40.2% of Net Sales in the second quarter of 2014.

As a result of the above, Loss from Operations decreased by $132,220, to a loss of $149,728, from a loss of $281,948 in the second quarter of 2014.

Interest Expense increased $20,193 to $20,193 in the second quarter of 2015 from $-0- in the same period of 2014. This increase is due to increased borrowings under our bank line of credit agreement.

Net Loss for the second quarter of 2015 was $169,914, or $0.00 per share, as compared to a loss of $281,705, or $0.00 per share, in the same period last year. Profitability for the year-to-date period has improved by $504,190 from the same period in the prior year.

Ironclad’s Chief Executive Officer, Jeffrey Cordes, commented: “The results of the 2nd quarter mark an important turn for Ironclad. Despite difficult markets in oil, gas and mining, Ironclad recorded solid increases in revenue and earnings this quarter. These increases came from multiple segments and customers. The growth in the Company’s revenues, the results of our team’s planning and execution, are coming from new customers, new product placements, and simply better execution with our partners.  We will continue to execute on this path the balance of 2015 and continue to believe in the 10% to 15% full year growth in sales as previously communicated through our guidance.”

Conference Call

Ironclad Performance Wear will hold a conference call to discuss second quarter 2015 financial results on Monday, August 10th, at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial:

Date: Aug 10th, 2015

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Domestic Dial-In Number: 1-888-510-1786

International Dial-In Number: 1-719-457-2727

Conference ID Number: 9000188

The conference call will be broadcast simultaneously and available for replay at: http://public.viavid.com/index.php?id=115678 and also via the landing page of the Company's Website at www.ironclad.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

Replay Dial-In Numbers:

TOLL-FREE 1-877-870-5176

TOLL/INTERNATIONAL 1-858-384-5517

From: 08/10/15 at 7:30 pm Eastern Time

To: 09/10/15 at 11:59 pm Eastern Time

Replay Pin Number: 9000188

The Company's financial results will be posted online at www.ironcladinvestor.com once they are publicly released.

About Ironclad Performance Wear Corporation

Ironclad Performance Wear is a leader in high-performance task-specific work gloves. It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding executing on growth initiatives and guidance regarding anticipated sales growth. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

William Aisenberg, CFO

Bill.Aisenberg@ironclad.com

(972) 996-5664